Exhibit 99.1

Build-A-Bear Workshop, Inc. Reiterates Annual Guidance as Profitable ‘Pay Your Age’ Events Positively Impact Business Trends

ST. LOUIS--(BUSINESS WIRE)--August 30, 2018--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the fiscal 2018 second quarter and 26 weeks ended August 4, 2018. Given the Company’s previously announced fiscal year-end change, references to the prior year are based on the unaudited recast results for the fiscal year ended February 3, 2018.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “To truly understand our second quarter results, it is important to realize that sales in the first nine weeks of the period were below expectations, negatively impacting profit, while the final four weeks, with the introduction of the ‘Pay Your Age’ events, including our ‘Count Your Candles’ birthday program, far surpassed our expectations. The surge of interest from the events delivered a meaningful profit, although it was not enough to offset the start of the quarter.

“The period also saw progress toward the transformation of our company as we continued to successfully leverage the power of our brand with the goal of diversifying our real estate portfolio and revenue streams. With that in mind, we are pleased to share that we are continuing our strategy of expanding into a variety of high-traffic tourist areas, including a new stand-alone location at Navy Pier in Chicago with plans to open at Fashion Show in Las Vegas later this year. We also expect to open a shop-in-shop location in New York City’s Rockefeller Center inside the FAO Schwarz store, which is slated to open in November. Separately, we expect to increase our global presence with the recent addition of a new franchisee in India. And, finally, we have secured several new outbound brand licensing arrangements covering various consumer categories, with product expected to be available across a number of retailers ahead of the holidays.

“I remain energized about the opportunities that lie ahead to capitalize on the brand strength of Build-A-Bear as we look to share our memorable experience with more consumers, more often, around the world,” concluded Ms. John.

Second Quarter 2018 Highlights (13 weeks ended August 4, 2018, compared to the 13 weeks ended July 29, 2017):

  Consolidated revenues were $83.2 million compared to $79.2 million in the fiscal 2017 second quarter, an increase of $4.0 million;
  Consolidated revenues rose 5.0%, including an 8.7% increase in North America and a 14.9% decrease in Europe, and also inclusive of a 14.4% increase in consolidated e-commerce. Notably, the European results reflected the impact caused by the ongoing uncertainty surrounding Brexit, as well as the May 2018 implementation of new privacy laws, which restricted our ability to directly market to guests;
  Consolidated net retail sales were $81.0 million, an increase of 6.1%, compared to $76.4 million in the fiscal 2017 second quarter;
  Retail gross margin dollars increased $0.4 million to $34.4 million compared to the fiscal 2017 second quarter, while the retail gross margin rate declined 210 basis points to 42.5%. The rate decline was driven by contraction in merchandise margin due to promotional activity associated with the Pay Your Age events covering the final four weeks of the quarter, partially offset by the leverage of fixed occupancy costs. The decrease in gross margin rate also included a 50 basis-point negative impact from the adoption of accounting changes in revenue recognition, as expected;
  Selling, general and administrative expenses were $37.9 million, or 45.6% of total revenues, a 40 basis-point increase compared to the fiscal 2017 second quarter. The increase was primarily driven by store labor and supply costs related to the stronger sales trend at the end of the quarter as well as unfavorable currency exchange rates;
  Pre-tax loss was $2.5 million compared to a pre-tax loss of $0.2 million in the fiscal 2017 second quarter;
  Income tax benefit was $0.7 million with an effective tax rate of 29.3%, compared to $0.2 million in the fiscal 2017 second quarter; and
  Net loss was $1.8 million, or $0.12 per share, compared to a net income of $44 thousand, or $0.00 per diluted share, in the fiscal 2017 second quarter.

Store Activity:

In the second quarter of fiscal 2018, the Company opened 13 locations and remodeled or reformatted 11 stores into a Discovery format, ending the quarter with 34% of its store base in an updated Discovery design. As of August 4, 2018, the Company operated 365 corporately-managed locations, including 307 in North America and 58 outside of North America. The Company’s international franchisees ended the quarter with 96 stores in 10 countries.

Balance Sheet:

As of August 4, 2018, cash and cash equivalents totaled $20.4 million. The Company ended the quarter with no borrowings under its revolving credit facility. Total inventory at quarter-end was $47.8 million compared to $59.4 million at the end of the second quarter of 2017, a decrease of 19.4%, primarily due to the increase in sales resulting from the Pay Your Age events late in the quarter. In the second quarter of fiscal 2018, capital expenditures totaled $4.1 million and depreciation and amortization were $4.0 million.

Share Repurchase:

The Company repurchased nearly 91,000 shares of its common stock for $0.7 million during the second quarter of fiscal 2018. As of August 4, 2018, the Company had $9.3 million remaining on the share repurchase authorization that was adopted in August 2017.

Fiscal Year Change:

As previously disclosed, the Company's Board of Directors approved a change in the Company’s fiscal year-end, which previously ended on the Saturday closest to December 31, to the Saturday closest to January 31. This change was effective following the end of the Company’s 2017 fiscal year.

Accounting Changes Impacting Revenue Recognition:

On December 31, 2017, the Company adopted “Revenue from Contracts with Customers” (Accounting Standard Codification “Topic 606”), as required. While the majority of the Company’s revenues were not impacted by Topic 606, the timing of the recognition of breakage revenue for certain gift cards changed. Upon adoption, the Company recorded a pre-tax cumulative effect increase to retained earnings of approximately $12.3 million representing gift card breakage revenue not previously recognized that was accelerated due to Topic 606. The change will negatively impact the Company’s fiscal 2018 total revenue and pre-tax income by an estimated $3.9 million with the remaining balance of the cumulative effect adjustment predominantly impacting fiscal years 2019 and 2020.

2018 Expectations (52 weeks ending February 2, 2019, compared to the 53 weeks ended February 3, 2018):

The Company is reiterating its guidance for fiscal year 2018. On a GAAP basis, the Company currently expects:

  Total revenue for the year to be in the range of $345 to $355 million. For the remainder of the fiscal year, the Company expects total revenue to be flat to a slight increase compared to the same unaudited recast period in the fiscal year ended February 3, 2018 excluding;
    the $2.6 million balance of the negative impact of the previously mentioned accounting changes; and
    the revenue from the one extra week included in the recast 2017 fiscal year;
  Pre-tax income to be in the range of $8.0 million to $11.5 million. As a reminder, 2018 guidance reflects an estimated $3.9 million negative impact due to the adoption of accounting changes in revenue recognition;
  Diluted earnings per share to be in the range of $0.40 to $0.57;
  Capital expenditures to be in the range of $15 to $18 million with depreciation and amortization in the range of $16 to $17 million; and
  To end the year with cash and cash equivalents in the range of $25 to $30 million.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on September 6, 2018. The telephone replay is available by calling (844) 512-2921. The access code is 13682484.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 400 stores worldwide where guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. In 2018, Build-A-Bear was named to the FORTUNE 100 Best Companies to Work For® list for the 10th year in a row. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $357.9 million in fiscal 2017. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2018 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	August 4,	% of Total	July 29,	% of Total
	2018	Revenues (1)	2017	Revenues (1)
Revenues:
Net retail sales	$81,037	97.4	$76,383	96.5
Commercial revenue	1,055	1.3	2,086	2.6
International franchising	1,086	1.3	711	0.9
Total revenues	83,178	100.0	79,180	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	46,601	57.5	42,339	55.4
Cost of merchandise sold - commercial (1)	591	56.0	978	46.9
Cost of merchandise sold - international franchising (1)	587	54.1	257	36.1
Total cost of merchandise sold	47,779	57.4	43,574	55.0
Consolidated gross profit	35,399	42.6	35,606	45.0

Selling, general and administrative expense	37,928	45.6	35,780	45.2
Interest expense (income), net	16	0.0	(10)	(0.0)
Loss before income taxes	(2,545)	(3.1)	(164)	(0.2)
Income tax benefit	(745)	(0.9)	(208)	(0.3)
Net income (loss)	$(1,800)	(2.2)	$44	0.1

Income (loss) per common share:
Basic	$(0.12)		$0.00
Diluted	$(0.12)		$0.00
Shares used in computing common per share amounts:
Basic	14,618,582		15,646,014
Diluted	14,618,582		15,871,274

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	August 4,	% of Total	July 29,	% of Total
	2018	Revenues (1)	2017	Revenues (1)
Revenues:
Net retail sales	$162,462	97.7	$165,126	96.9
Commercial revenue	2,074	1.2	4,124	2.4
International franchising	1,826	1.1	1,133	0.7
Total revenues	166,362	100.0	170,383	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	91,986	56.6	88,795	53.8
Cost of merchandise sold - commercial (1)	1,070	51.6	2,079	50.4
Cost of merchandise sold - international franchising (1)	919	50.3	257	22.7
Total cost of merchandise sold	93,975	56.5	91,131	53.5
Consolidated gross profit	72,387	43.5	79,252	46.5

Selling, general and administrative expense	74,265	44.6	75,008	44.0
Interest expense (income), net	21	0.0	(16)	(0.0)
Income (loss) before income taxes	(1,899)	(1.1)	4,260	2.5
Income tax expense (benefit)	(453)	(0.2)	1,587	0.9
Net income (loss)	$(1,446)	(0.9)	$2,673	1.6

Income (loss) per common share:
Basic	$(0.10)		$0.17
Diluted	$(0.10)		$0.17
Shares used in computing common per share amounts:
Basic	14,600,578		15,603,909
Diluted	14,600,578		15,785,939

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	August 4,	December 30,	July 29,
	2018	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$20,398	$30,445	$12,236
Inventories	47,833	53,136	59,368
Receivables	8,693	13,302	8,357
Prepaid expenses and other current assets	13,686	13,346	12,789
Total current assets	90,610	110,229	92,750

Property and equipment, net	76,157	77,751	75,854
Deferred tax assets	4,847	6,381	9,879
Other intangible assets, net	1,013	995	1,302
Other assets, net	2,182	2,633	2,500
Total Assets	$174,809	$197,989	$182,285

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,046	$18,942	$16,388
Accrued expenses	12,482	15,189	10,806
Gift cards and customer deposits	14,502	33,926	28,919
Deferred revenue and other	2,154	1,806	1,887
Total current liabilities	44,184	69,863	58,000

Deferred rent	18,342	17,906	17,838
Deferred franchise revenue	1,100	1,208	529
Other liabilities	1,854	1,697	1,554

Stockholders' equity:
Common stock, par value $0.01 per share	150	155	160
Additional paid-in capital	67,383	68,962	69,936
Accumulated other comprehensive loss	(12,015)	(11,562)	(11,901)
Retained earnings	53,811	49,760	46,169
Total stockholders' equity	109,329	107,315	104,364
Total Liabilities and Stockholders' Equity	$174,809	$197,989	$182,285

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Other financial data:
Retail gross margin ($) (1)	$34,436	$34,044	70,476	$76,331
Retail gross margin (%) (1)	42.5%	44.6%	43.4%	46.2%
Capital expenditures (2)	$4,081	$5,518	$7,111	$9,326
Depreciation and amortization	$4,023	$3,985	$8,138	$7,892

Store data (3):
Number of corporately-managed retail locations at end of period
North America			307	294
Europe			57	58
Asia			1	1
	Total corporately-managed retail locations		365	353

Number of franchised stores at end of period			96	89

Corporately-managed store square footage at end of period (4)
North America			721,374	730,134
Europe			79,236	82,585
Asia			1,750	1,750
Total square footage			802,360	814,469

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x5221
or
Media:
Build-A-Bear Workshop
Beth Kerley
bethk@buildabear.com